Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Dual Directional Trigger PLUS Based on the value of the EURO STOXX 50® Index due April 2, 2020	$5,190,370.00	$603.12

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

September 2014 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated March 7, 2014)

STRUCTURED INVESTMENTS

$5,190,370 Dual Directional Trigger PLUS Based on the Value of the EURO STOXX 50® Index due April 2, 2020

Dual Directional Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger Performance Leveraged Upside Securities (the “Securities”) offer leveraged exposure to the positive performance of the EURO STOXX 50® Index (the “underlying index”). The return on the Securities at maturity is based on the performance of the underlying index and whether the closing value of the underlying index (the “final value”) is less than the trigger value. If the underlying return is positive, UBS will repay your principal amount at maturity plus pay an amount equal to the leveraged upside payment. If the underlying return is zero or negative and the final value is greater than or equal to the trigger value, UBS will repay your full principal amount at maturity plus an amount equal to your principal amount multiplied by the absolute underlying return. However, if the final value is less than the trigger value, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that will be proportionate to the decline of the underlying index from the pricing date to the valuation date. You will not receive interest during the term of the Securities. Accordingly, the Securities do not guarantee any return of principal at maturity. The Securities are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

SUMMARY TERMS

Issuer:	UBS AG, London Branch
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$5,190,370
Stated principal amount:	$10 per Security
Issue price:	$10 per Security (see “Commissions and issue price” below)
Pricing date:	September 30, 2014.
Original issue date:	October 3, 2014. Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Maturity date:	April 2, 2020 (the 3rd scheduled business day after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Payment at maturity:

▪    If the final value is greater than the initial value:

     $10 + leveraged upside payment

▪    If the final value is less than or equal to the initial value but greater than or equal to the trigger value:

     $10 + ($10 x absolute underlying return)

▪    If the final value is less than the trigger value:

     $10 + ($10 x underlying return)

This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Securities. Investors may lose their entire investment.

Underlying return:	(final value — initial value) / initial value
Leveraged upside payment:	$10 x leverage factor x underlying return
Initial value:	3,225.93, which is the closing value of the underlying index on the pricing date
Final value:	The closing value of the underlying index on the valuation date
Valuation date:	March 30, 2020 (66 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Leverage factor:	1.27
Absolute underlying return:	The absolute value of the underlying return. For example, if the underlying return is -5%, the absolute underlying return will be equal to 5%.
Trigger value:	2,096.86, which is equal to 65% of the initial value
CUSIP:	90273L450
ISIN:	US90273L4501
Listing:	The Securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public(1)	Fees and Commissions(2)	Proceeds to issuer
Per Security:	$10.00	$0.30(a)	$9.65
		+ $0.05(b)
		$0.35
Total	$5,190,370.00	$181,662.95	$5,008,707.05

(1)	The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor, as described under “Syndicate information” below. The lowest price payable by an investor is $9.90 per Security.
(2)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $0.35 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.30 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

each payable to Morgan Stanley Wealth Management by the agent or its affiliates. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Securities as of the pricing date is $9.255 for Securities linked to the EURO STOXX 50® Index. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 14 and 15 of this pricing supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Risk Factors’’ beginning on page 14 and under ‘‘Risk Factors’’ beginning on page PS-15 of the product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document, the accompanying product supplement, the index supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

$5,190,370 Dual Directional Trigger PLUS Based on the Value of the EURO STOXX 50® Index due April 2, 2020

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated March 7, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000139340114000115/c370305_690972-424b2.htm

Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Dual Directional Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Dual Directional Trigger Performance Leveraged Upside Securities,” dated March 7, 2014.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investment Overview

Dual Directional Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger Performance Leveraged Upside Securities Based on the Value of the EURO STOXX 50® Index due April 2, 2020 can be used:

▪

As an alternative to direct exposure to the underlying index that enhances the return on any positive performance of the underlying index; however, by investing in the Securities, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index (the “index constituent stocks”). You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

▪	To enhance returns and outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.

▪

To provide a return of principal and a return equal to the absolute underlying return in the event of a decline in the underlying index from the pricing date to the valuation date, but only if the final value is greater than or equal to the trigger value.

Maturity:	Approximately 66 months

Leverage factor:	1.27

Trigger value:	65% of the initial value

Absolute underlying return:	The absolute value of the underlying return

Coupon:	None

Minimum payment at maturity:	None

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Key Investment Rationale

Investors can use the Securities to (i) leverage the return on any positive performance of the underlying index by a factor of 1.27 and (ii) obtain contingent protection against a loss of principal and earn the absolute underlying return in the event of a decline in the underlying index on the valuation date, but only if the final value is greater than or equal to the trigger value. The trigger value will be 65% of the initial value.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

Leveraged Performance	The Securities offer investors an opportunity to capture enhanced returns on any positive performance relative to a direct investment in the underlying index.

Absolute Underlying Return	At maturity, if the underlying index has declined over the term of the Securities, but the final value is greater than or equal to the trigger value, you will receive your stated principal amount plus an amount equal to your principal amount multiplied by the absolute underlying return.

Upside Scenario	The underlying index increases in value from the pricing date to the valuation date and, at maturity, the Securities redeem for the stated principal amount of $10 plus 1.27 times the underlying return.

Par Scenario	The final value is equal to the initial value. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	The underlying index declines in value by more than 35% from the pricing date to the valuation date. At maturity, the Securities redeem for less than 65% of the stated principal amount (and could redeem for zero), and your loss will be an amount proportionate to the full amount of the decline in the value of the underlying index from the pricing date to the valuation date. (Example: if the underlying index decreases in value by 40%, the Securities will redeem for $6.00, or 60% of the stated principal amount.)

Investor Suitability

The Securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying index.

▪

You believe the final value of the underlying index is not likely to be less than the trigger value and, if it is, you can tolerate receiving a payment at maturity that will be less than your stated principal amount and may be zero.

▪	You are willing to invest in the Securities based on the leverage factor indicated on the cover hereof.

▪	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪	You do not seek current income from your investment and are willing to forego dividends paid on the index constituent stocks.

▪	You are willing and able to hold the Securities to maturity, a term of approximately 66 months, and accept that there may be little or no secondary market for the Securities.

▪	You seek an investment with exposure to companies in the Eurozone.

▪

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

▪

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

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The Securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying index.

▪	You believe that the final value will be less than the trigger value indicated on the cover hereof.

▪	You are unwilling to invest in the Securities based on the leverage factor indicated on the cover hereof.

▪	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

▪	You are unable or unwilling to hold the Securities to maturity, a term of approximately 66 months, and seek an investment for which there will be an active secondary market.

▪	You do not seek an investment with exposure to companies in the Eurozone.

▪	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

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Fact Sheet

The Securities offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each Security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The Securities do not guarantee any return of principal at maturity. All payments on the Securities are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Securities and you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
September 30, 2014	October 3, 2014 (3 business days after the pricing date)	March 30, 2020	April 2, 2020 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG, London Branch
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$5,190,370
Stated principal amount:	$10 per Security
Issue price:	$10 per Security
Denominations:	$10 per Security and integral multiples thereof
Interest:	None
Payment at maturity:

▪     If the final value is greater than the initial value:

      $10 + leveraged upside payment

▪     If the final value is less than or equal to the initial value but greater than or equal to the trigger value:

      $10 + ($10 x absolute underlying return)

▪     If the final value is less than the trigger value:

      $10 + ($10 x underlying return)

      This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Securities. Investor may lose their entire investment.

Underlying return:	(final value — initial value) / initial value
Trigger value:	2,096.86, which is equal to 65% of the initial value
Leveraged upside payment:	$10 x leverage factor x underlying return
Leverage factor:	1.27
Initial value:	3,225.93, which is the closing value of the underlying index on the pricing date
Final value:	The closing value of the underlying index on the valuation date
Valuation date:	March 30, 2020, subject to postponement in the event of certain market disruption events as described under “General Terms of the Securities—Market Disruption Events” in the accompanying product supplement
Leverage factor:	1.27
Absolute underlying return:	The absolute value of the underlying return. For example, if the underlying return is -5%, the absolute underlying return will be equal to 5%.
Risk factors:	Please see “Risk Factors” beginning on page 14.

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General Information

Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	90273L450
ISIN:	US90273L4501
Tax considerations:

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-36 of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize gain or loss upon the sale or maturity of your Securities. Such gain or loss should be long-term capital gain or loss if you hold your Securities for more than one year (otherwise such gain or loss would be short-term capital gain or loss), in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether any issuers of the index constituent stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ beginning on page PS-37 of the Dual Directional Trigger PLUS product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index. There may be also a risk that the IRS could assert that the Securities should not give rise to long-term capital gain or loss because the Securities offer, at least in part, short exposure to the underlying index.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or

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capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-36 of the accompanying product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed appropriate IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain other present or former connections with the United States.

Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014,

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certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold the Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdiction of the issuers of the index constituent stocks).

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In connection with the sale of the Securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Securities before and after the pricing date of the Securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in Securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those Securities.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time and payment on the Securities at maturity. See “Risk Factors” beginning on page 14 of this document for a discussion of these adverse effects.

Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Securities specified on the front cover of this document at the price to public less a fee of $0.35 per $10.00 stated principal amount of Securities. UBS Securities LLC has agreed to resell all of the Securities to Morgan Stanley Wealth Management with an underwriting discount of $0.35 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.30 per $10.00 stated principal amount of Securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other

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affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 14 and 15 of this pricing supplement.
Syndicate information:

The actual price to public and fees and commissions per Security may be reduced for volume purchase depending on the aggregate amount of Securities purchased by a particular investor according to the following chart. Sales commissions received by financial advisors will be subject to commensurate reduction.

Syndicate Information
Aggregate Stated Principal Amount of Securities for Any Single Investor	Price to Public per Security	Total Fees and Commissions per Security	Sales Commission per Security	Structuring Fee per Security
< $1MM	$10.000	$0.350	$0.3000	$0.0500
≥ $1MM and < $3MM	$9.950	$0.300	$0.2571	$0.0429
≥ $3MM and < $5MM	$9.925	$0.275	$0.2357	$0.0393
≥$5MM	$9.900	$0.250	$0.2143	$0.0357

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Securities distributed by such dealers.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

This pricing supplement represents a summary of the terms and conditions of the Securities. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

The graph is based on the following terms:

Maturity:	Approximately 66 months

Leverage factor:	1.27

Trigger value:	2,096.86, which is 65% of the initial value

Absolute underlying return:	The absolute value of the underlying return

Coupon:	None

Minimum payment at maturity:	None

Securities Payoff Diagram

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How it works

▪	If the final value is greater than the initial value, investors will receive the $10 stated principal amount plus 1.27 times the underlying return over the term of the Securities.

▪	If the final value has appreciated from the initial value by 10.00%, investors will receive a 12.70% return, or $11.27 per Security.

▪	If the final value is equal to the initial value, investors will receive a 0.00% return, or $10.00 per Security.

▪

If the final value is less than the initial value but equal to or greater than the trigger value, investors will receive an amount equal to the $10 stated principal amount plus an amount equal to the principal amount multiplied by the absolute underlying return.

▪	If the underlying index depreciates 10%, investors will receive a 10.00% return, or $11.00 per Security.

▪

If the final value is less than the trigger value, investors will receive an amount that is less than 65% of the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪

If the underlying index depreciates 40%, investors would lose 40% of their principal and receive only $6.00 per Security at maturity, or 60% of the stated principal amount. There is no minimum payment at maturity on the Securities.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Securities that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final value is greater than the initial value:

$10 + leveraged upside payment.

Leveraged Upside Payment
Principal	Principal	Leverage Factor	Underlying Return

$10	+	[	$10	x	1.27	x	(	final value — initial value initial value	)	]

If the final value is equal to or less than the initial value but greater than or equal to the trigger value:

$10 + ($10 x absolute underlying return)

Principal	Principal	Absolute Underlying Return

$10	+	[	$10	x	|(	final value — initial value initial value	)|	]

If the final value is less than the trigger value:

$10 + ($10 x underlying return)

Principal	Principal	Underlying Return

$10	+	[	$10	x	(	final value — initial value initial value	)	]

Accordingly, if the final value is less than the trigger value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying index. You may lose up to 100% of your stated principal amount.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the related product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

▪

The Securities do not pay interest or guarantee return of principal and your investment in the Securities may result in a loss. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is positive, UBS will repay your principal amount at maturity plus pay an amount equal to the leveraged upside payment. If the underlying return is zero or negative and the final value of the underlying index is greater than or equal to the trigger value, UBS will pay you an amount in cash equal to your principal amount plus an amount equal to your principal amount multiplied by the absolute underlying return. If the final value is less than the trigger value (which is 65% of the initial value), the absolute underlying return feature will not apply and you will lose some or all of your investment in the Securities in an amount proportionate to the decrease in the value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire investment.

▪

Your growth potential is limited. Your potential gain on the Securities from the absolute underlying return will be limited by the trigger value. Because your ability to receive a return on the Securities equal to the absolute underlying return is available only if the final value is greater than or equal to the trigger value, you will not benefit from any further depreciation of the final value in excess of the trigger value. If the final value of the underlying index is less than the trigger value, you will lose some or all of your initial investment in an amount proportionate to the decline in the value of the underlying index from the pricing date to the valuation date.

▪

The absolute underlying return, leverage factor and any contingent repayment of your principal apply only if you hold your Securities to maturity. You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the value of the underlying index is greater than or equal to the trigger value. Additionally, the price you receive will likely not reflect the full economic value of the leverage factor or the absolute underlying return feature and the return you realize may be less than 1.27 times the underlying return even if the underlying index has appreciated since the pricing date. You can receive the full benefit of the leverage factor and the absolute underlying return feature only if you hold the Securities to maturity.

▪

Credit risk of UBS. The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

▪

Market risk. The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks and will depend on whether, and the extent to which, the underlying return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You will lose some or all of your principal amount if the final value of the underlying index on the valuation date is less than the trigger value.

▪	Fair value considerations.

¡

The issue price you pay for the Securities exceeds their estimated initial value. The issue price you pay for the Securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying index, the volatility of the underlying index, the expected dividends on the index constituent stocks, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the pricing date is less than the issue price you pay for the Securities.

¡

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Securities at any time will vary based on many factors, including the factors described in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Securities in the secondary market,

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the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

¡

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the pricing date. We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

▪	Limited or no secondary market and secondary market price considerations.

¡

There may be little or no secondary market for the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

¡

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

¡

Price of Securities prior to maturity. The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; expected dividends on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

¡

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

▪

Owning the Securities is not the same as owning the index constituent stocks. Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

▪

There can be no assurance that the investment view implicit in the Securities will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall. There can be no assurance that the final value of the underlying index will be greater than the trigger value on the valuation date. The closing value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks. You should be willing to accept the risk of losing some or all of your initial investment.

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▪

Adjustments to the underlying index could adversely affect the value of the Securities. The publisher of the underlying index may add, delete or substitute the index constituent stocks or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

UBS cannot control actions by the publisher of the underlying index and the publisher of the underlying index has no obligation to consider your interests. UBS and its affiliates are not affiliated with the publisher of the underlying index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The publisher of the underlying index is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

▪

The underlying index reflects price return, not total return. The return on the Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on the Securities will not include such a total return feature or dividend component. However, dividends paid by and changes in dividend policy by, issuers of index constituent stocks may affect the price of such stocks and, therefore, the level of the underlying index.

▪

Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the final value and the payment at maturity based on the closing value of the underlying index on the valuation date. The calculation agent can postpone the determination of the final value or the maturity date if a market disruption event occurs and is continuing on the valuation date.

▪

Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine the initial value and the final value and the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. As UBS determines the economic terms of the Securities, including the leverage factor and trigger value, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Securities. One or more of our affiliates have hedged our obligations under the Securities and will carry out hedging activities related to the Securities (and other instruments linked to the underlying index or the index constituent stocks), including trading in stocks that constitute the underlying index, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the index constituent stocks. Our affiliates also trade in the index constituent stocks and other financial instruments related to the underlying index and the index constituent stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial value and, as a result, could have increased the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪

The index returns for the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars. The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in

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which the index constituent stocks of the EURO STOXX 50® Index is based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪

An investment in the Securities is subject to risks associated with Eurozone securities markets. The index constituent stocks of the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks are issued by companies located within the Eurozone. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

▪

The Securities are subject to non-U.S. securities market risk. The Securities are linked to an underlying index comprised of securities issued by foreign companies in foreign securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in Securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

▪

Uncertain tax treatment. Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the section entitled “Tax considerations” on page 7 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-36 of the accompanying product supplement and consult your tax advisor about your tax situation.

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Information about the Underlying index

EURO STOXX 50® Index

We have derived all information contained in this pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures approximately 60% of the free float market capitalization of the EURO STOXX Total Market Index (TMI) (the “EURO STOXX TMI”). The EURO STOXX 50® Index is defined as all components of the 19 EURO STOXX Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is weighted by free-float market capitalization. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Information as of market close on September 30, 2014:

Bloomberg Ticker Symbol:	SX5E	52 Week High (on June 19, 2014):	3,314.80

Current Value:	3,225.93	52 Week Low (on September 30, 2013):	2,893.15

52 Weeks Ago (on September 30, 2013):	2,893.15

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Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 4, 2010 through September 30, 2014. The closing value of the underlying index on September 30, 2014 was 3,225.93. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

EURO STOXX 50® Index	High	Low	Period End
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,168.76	2,962.49	3,135.97
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93

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$5,190,370 Dual Directional Trigger PLUS Based on the Value of the EURO STOXX 50® Index due April 2, 2020

The following graph sets forth the daily closing values of the underlying index for the period from January 3, 2000 through September 30, 2014. The closing value of the underlying index on September 30, 2014 was 3,225.93. The dotted line represents the trigger value of 2,096.86, which is equal to 65% of the closing value on September 30, 2014. We obtained the information in the table and graph below from Bloomberg, without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying index on the valuation date.

Underlying Index Historical Performance — Daily Closing Values

From January 3, 2000 to September 30, 2014

September 2014	20